Exhibit 10.1

FIRST ADDENDUM TO PURCHASE AND SALE AGREEMENT

This First Addendum (“First Addendum”) to that certain Purchase and Sale Agreement dated effective as of April 25, 2022 (the “Agreement”), entered into by and between SANDPIPER RESORT PROPERTIES, INC., a Florida corporation (“Seller”), joined by HOLIDAY VILLAGE OF SANDPIPER, INC., a Florida corporation (“Operator”), and ALTITUDE INTERNATIONAL HOLDINGS, INC., a New York corporation (“Purchaser”), shall read as follows:

1. The capitalized terms used in this First Addendum shall have the same meaning as given in the Agreement unless otherwise changed or altered herein.

2. At least five (5) Business Days prior the Closing, Seller shall provide Buyer and the Title Insurer with a draft of the certified copy of the Board of Director’s Resolution authorizing the Guaranty and naming the person authorized to sign same and Seller shall make such revisions as shall reasonably be requested by either Buyer or the Title Insurer. The original signed Resolution shall be delivered to Title Insurer by the Closing Date.

3. At the time of Closing, to secure Seller’s performance under the Lease, Seller shall grant Purchaser a first lien on Seller’s alcoholic beverage License and in connection therewith, Seller shall execute and deliver to Purchaser, an “Application for Mortgagee’s Interest in Spirituous Alcoholic Beverage License” to be filed with the state of Florida Division of Alcoholic Beverages and Tobacco, at Purchaser’s expense.

4. The Parties acknowledges that the state of Florida assesses an annual lease fee and a supplemental lease fee subsequent to the end of the then current lease year under the Submerged Land Lease (which lease year ends August 29th of each year). The annual fee and the supplemental fee due for the current lease year and the immediately following lease year will be prorated at the time of Closing (based upon the fees paid for the lease year ending August 29, 2021), with the proration date being the expiration date of the post-Closing Lease between Seller and Purchaser and with Purchaser being credited with the fees due through such period of time. Upon Seller’s receipt of the annual fee statement and supplemental fee statement for the current lease year (it being presumed that Seller will receive the statements for the current lease year), Seller will promptly deliver same to Purchaser and Purchaser shall pay same. This obligation shall survive the Closing.

5. Section 6.2.7 shall be amended to provide that Purchaser shall have until June 15, 2022 to notify Seller of the Contracts which Purchaser elects to assume. In connection therewith, Section 6.2.6 shall be amended so that Purchaser shall have until June 30, 2022 to request of Seller, estoppel certificates with respect to any Contract that Purchaser has elected to assume pursuant to Section 6.2.7. Seller shall have until June 30, 2022 to deliver to Purchaser, Seller’s written certification as more fully set forth in Section 6.2.6.

6. Prior to Closing and pursuant to Section 7.2.15 Seller shall deliver written proof to Purchaser that (i) all uncured violations listed on Schedule 6 of the Agreement have been cured and (ii) that all storage tank violations referenced in the Florida DEP letter of September 7, 2021 have been cured and that there are no further violations relating to the storage tanks. In addition, prior to Closing, Seller shall deliver written proof to Purchaser that Expired Permit #1712309 and Expired Permit #2055214 have been properly cured of record.

7. Purchaser acknowledges that the Due Diligence Period has expired and is not terminating the Agreement under Section 4.5.1 of the Agreement.

8. Notwithstanding anything to the contrary provided in this Agreement, in the event Purchaser has not obtained a written confirmation from a mortgage lender acceptable to Purchaser, that said lender will accept the condition of the title to the Property as reflected in the Survey and the Title Commitment, including acceptance of the endorsements that the Title Company is willing to issue and any limitation thereof (e.g. Endorsement 9-06 with any modifications as provided in the Commitment), then on or before June 15, 2022, Purchaser shall notify Seller of same and Purchaser and Seller shall discuss such non-acceptance and whether the Parties will work together on actions to Cure such non-accepted title exceptions prior to the Closing Date. In the event Purchaser and Seller cannot reach an agreement as to the actions and time frame to Cure such non-accepted title exceptions (it being understood that the Cure must be concluded prior to the Closing Date and be acceptable to the Title Insurer and Purchaser’s mortgage lender), Purchaser shall have the right, in its sole discretion, to terminate this Agreement under this paragraph 8 on or before June 20, 2022, by providing Notice to Seller and Escrow Agent, and upon receipt of such Notice, Escrow Agent shall promptly deliver the Deposit, together with any interest earned thereon, to Purchaser, whereupon this Agreement shall terminate and, except for those obligations which expressly survive termination of this Agreement, neither party shall have any further obligation to the other.

9. Seller shall pay the survey costs charged by Engineering Design & Construction Inc. for the Survey, at or prior to Closing. If not paid sooner by Seller, said costs shall be paid by the Escrow Agent from the Seller’s proceeds at the time of the Closing.

10. As to Section 5.1, if Purchaser requires an extension of the Closing Date due to Purchaser’s lender’s requirements or timing, then Purchaser shall notify Seller in writing of same on or before June 20, 2022 and in such event, Seller agrees the Closing Date shall be extended to the date requested by Purchaser in its notice, but no later than July 29 2022.

11. In all other respects where not in conflict herewith the terms and provisions of the Agreement shall remain in full force and effect.

12. This First Addendum may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument; and, facsimile or electronically submitted signatures of the authorized representatives of the parties hereto shall be considered original signatures for all intents and purposes.

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IN WITNESS WHEREOF, the parties have executed this First Addendum as of the day and year stated below.

SELLER:		PURCHASER:

SANDPIPER RESORT PROPERTIES, INC., a Florida corporation		ALTITUDE INTERNATIONAL HOLDINGS, INC., a New York corporation

By:	/s/Eileen M. Kent	By:	/s/ Gregory C. Breunich
Print Name:	Eileen M. Kent, Esq.	Print Name:	Gregory C. Breunich
Print Title:	Vice President	Print Title:	Chairman/CEO

Date:	May 31, 2022	Date:	May 31, 2022

OPERATOR:

HOLIDAY VILLAGE OF SANDPIPER, INC., a Florida corporation

By:	/s/ Eileen M. Kent
Print Name:	Eileen M. Kent, Esq.
Print Title:	Vice President

Date:	May 31, 2022

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